Exhibit 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Annual Report on Form 1-K of Old Glory Holding Company and Subsidiaries of our report dated February 27, 2026, except for Notes 2 and 22, as to which the date is September 9, 2026, on the December 31, 2025 and 2024 consolidated financial statements of Old Glory Holding Company and Subsidiaries.

/s/ Crowe LLP

Dallas, Texas

September 9, 2026